                                  DIMECO, INC.
                                     PROXY
             ANNUAL MEETING OF SHAREHOLDERS TO BE HELD APRIL 22, 1999 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS


          The undersigned hereby constitutes and appoints Jerome D. Theobald and Susan Wright and each and any of them, proxies of the undersigned, with full power of substitution, to vote all of the shares of Dimeco, Inc. (the "Company") that the undersigned may be entitled to vote at the Annual Meeting of Shareholders of the Company to be held at the Operations Center of The Dime Bank, 120 Sunrise Avenue, Honesdale, Pennsylvania 18431, on Thursday, April 22, 1999, at 2:00 p.m.,Eastern Standard Time, and at any adjournment or postponement of the meeting as follows:

1.     ELECTION OF CLASS A DIRECTORS

           Joseph J. Murray, Thomas A. Peifer and Robert E. Genirs

      [    ]   For all nominees listed       [    ]   WITHHOLD AUTHORITY
               above (except as provided              to vote for all nominees
               to the contrary below)                 listed above

     (INSTRUCTIONS: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, WRITE THAT NOMINEE'S NAME IN THE SPACE PROVIDED BELOW.)


          -------------------------------------------------------

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL NOMINEES LISTED ABOVE.

2. Ratification of the selection of S. R. Snodgrass, A.C., Certified Public Accountants, as the auditors of the Company for the year ending December 31, 1999.

      [    ]   FOR          [    ]   AGAINST          [    ]  ABSTAIN

      THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THIS PROPOSAL.

3. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting and any adjournment or postponement of the meeting.

          THIS PROXY, WHEN PROPERLY SIGNED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ALL NOMINEES LISTED ABOVE AND FOR PROPOSAL 2.

                                    Dated                       , 1999
                                          ----------------------

                                          -------------------------------

                                          -------------------------------
                                                  Signature(s)
Number of Shares Held of
Record on March 15, 1999:
                         -------------------

          THIS PROXY MUST BE DATED, SIGNED BY THE SHAREHOLDER AND RETURNED PROMPTLY TO THE COMPANY IN THE ENCLOSED ENVELOPE.
WHEN SIGNING AS ATTORNEY, EXECUTOR, ADMINISTRATOR, TRUSTEE OR GUARDIAN, PLEASE GIVE FULL TITLE. IF MORE THAN ONE TRUSTEE, ALL SHOULD SIGN. IF STOCK IS HELD JOINTLY, EACH OWNER MUST SIGN.

                                 DIMECO, INC.

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS


TO THE SHAREHOLDERS OF DIMECO, INC.:


          Dimeco, Inc. (the "Company") hereby gives notice that the Annual Meeting of Shareholders will be held at 2:00 p.m., Eastern Standard time, on Thursday, April 22, 1999, at the Operations Center of The Dime Bank, 120 Sunrise Avenue, Honesdale, Pennsylvania 18431, for the following purposes:

          1. To elect three Class A directors to serve for a three-year term and until their successors are properly elected and qualified;

          2. To ratify the selection of S. R. Snodgrass, A.C., Certified Public Accountants, of Wexford, Pennsylvania, as the independent auditors of the Company for the fiscal year ending December 31, 1999; and

          3. To transact such other business as may properly come before the Annual Meeting and any adjournment or postponement of the meeting.


          Only those shareholders of record at the close of business, at 5:00 p.m., on Monday, March 15, 1999, may vote at the Annual Meeting.

          A copy of the Company's Annual Report for the fiscal year ended December 31, 1998, is being mailed with this notice.

          You are urged to mark, sign, date and promptly return your proxy in the enclosed, postage-prepaid envelope. By so doing, you will assure that your shares will be voted in accordance with your wishes, whether or not you personally attend the meeting. The return of your proxy will also help to assure the presence of a quorum at the meeting. Finally, the prompt return of your signed proxy, regardless of the number of shares you hold, will aid the Company in reducing the expense of additional proxy solicitation. The giving of such proxy does not affect your right to vote in person if you attend the meeting and give written notice to the Secretary of the Company.

                                        By Order of the Board of Directors




                                        Joseph J. Murray
                                        President & Chief Executive Officer

April 1, 1999

                  PROXY STATEMENT FOR THE ANNUAL MEETING OF
                    SHAREHOLDERS TO BE HELD APRIL 22, 1999

                                  GENERAL

Introduction, Date, Place and Time of Meeting

          Dimeco, Inc. (the "Company"), a Pennsylvania business corporation and registered bank holding company, is furnishing this Proxy Statement in connection with the solicitation by the Board of Directors of proxies to be voted at the Annual Meeting of Shareholders of the Company and any adjournment or postponement of the meeting. The Annual Meeting will be held at the Operations Center of The Dime Bank, 120 Sunrise Avenue, Honesdale, Pennsylvania 18431, on Thursday, April 22, 1999, at 2:00 p.m., Eastern Standard time.

          The main office of the Company is located at The Dime Bank, 820 Church Street, Honesdale, Pennsylvania 18431. The Dime Bank is the wholly-owned subsidiary of the Company and its sole subsidiary. The telephone number for the Company is (570) 253-1970. All inquiries should be directed to Joseph
J. Murray, President and Chief Executive Officer.

The Company is first sending this Proxy Statement and the enclosed form of proxy to shareholders of the Company on or about April 1, 1999.

Solicitation

          By properly filling out, signing and returning the accompanying form of proxy in the enclosed postage-prepaid envelope, a shareholder is appointing the proxy holders to vote his or her shares in accordance with the shareholder's directions on the proxy. Unless a proxy specifies to the contrary, the proxy holders will vote the shares held by the shareholder giving the proxy as follows:

-   FOR the election of the three nominees for Class A Director named below;
    and

- FOR the ratification of the selection of S. R. Snodgrass, A.C., Certified Public Accountants of Wexford, Pennsylvania, as the independent auditors for the Company for the year ending December 31, 1999.

          The execution and return of the enclosed proxy will not affect a shareholder's right to attend the Annual Meeting and vote in person, after giving written notice to the Secretary of the Company of his or her intent to vote in person.

          The Company will pay for preparing, assembling, mailing and soliciting proxies. In addition to the use of the mails, certain directors, officers and employees of the Company intend to solicit proxies personally, by telephone and by facsimile. The Company will arrange with brokerage houses and other custodians, nominees and fiduciaries to forward proxy solicitation material to the beneficial owners of stock held of record by these persons. Upon request, the Company will reimburse such custodians for their reasonable forwarding expenses.
Right of Revocation

          A shareholder who executes and returns a proxy may revoke the proxy at any time before it is voted only by:

- Giving written notice of the revocation to Mr. Gerald Weniger, Secretary, Dimeco, Inc., 820 Church Street, Honesdale, Pennsylvania, 18431, telephone:
   (570)253-1970;
- Executing a later-dated proxy and giving written notice of this fact to the Secretary of the Company; or
- Giving written notice to the Secretary of the Company that the shareholder intends to vote in person at the Annual Meeting.

Voting Securities and Record Date

          At the close of business on March 15, 1999, the Company had outstanding 732,168 shares of common stock, $.50 par value per share.

          Only holders of common stock on the Company's records as of the close of business on March 15, 1999, may vote at the Annual Meeting. On all matters to come before the Annual Meeting, each share of common stock entitles its holder to one vote.

Quorum

          Pennsylvania law requires the presence of a quorum prior to the transaction of business at the Annual Meeting. Section 3.1 of the By-laws of the Company provide that the presence, in person or by proxy, of shareholders entitled to cast at least a majority of the votes which all shareholders are entitled to cast shall constitute a quorum for the transaction of business at the meeting. Votes withheld and abstentions will be counted in determining the presence of a quorum for the particular matter. Broker non-votes will not be counted in determining the presence of a quorum for the particular matter, as to votes which the broker withheld authority. Those shareholders present, in person or by proxy, may adjourn the meeting to another time and place if a quorum is lacking.

Vote Required for Approval

          Assuming the presence of a quorum, the three nominees for director receiving the highest number of votes cast by shareholders entitled to vote for the election of directors shall be elected. Votes withheld from a nominee and broker non-votes will not be cast for the nominee.

          Assuming the presence of a quorum, the affirmative vote of a majority of the votes cast by all shareholders, in person or by proxy, who are entitled to vote at the Annual Meeting will be sufficient to approve the selection of S.R. Snodgrass, A.C., Certified Public Accountants, as the auditors of the Company for the year ending December 31,1999. Abstentions and broker non-votes, which do not count either for or against a proposal, have the practical effect of reducing the number of affirmative votes required to achieve a majority for the matter by reducing the total number of shares voted from which the required majority is calculated.

             PRINCIPAL BENEFICIAL OWNERS OF THE COMPANY'S STOCK

Principal Owners

          As of March 15, 1999 there was no person who owned of record or who is known by the Board of Directors to be the beneficial owner of more than five percent (5%) of the Company's outstanding common stock.

Beneficial Ownership by Officers, Directors and Nominees

          The following table indicates the amount and percentage of the common stock of the Company beneficially owned by each director, each nominee and all officers and directors of the Company as a group as of March 15, 1999. All shares reported have been rounded to the nearest whole share and are individually owned by the reporting person unless otherwise indicated.

Name of Individual             Amount and Nature of              Percent of Outstanding Common
or Identity of Group           Beneficial Ownership(1)(2)        Stock Beneficially Owned
--------------------           --------------------------        ------------------------
Robert E. Genirs(4)                    1,000                               -----
Barbara Jeanne Genzlinger(5)             151                               -----
John S. Kiesendahl(5)(9)              10,932                                1.49%
Joseph J. Murray(4)(10)                1,427                               -----
Thomas A. Peifer(4)(7)                 7,041                               -----
William E. Schwarz(6)                  5,550                               -----
Henry M. Skier(6)(8)                  29,600                                4.04%
John F. Spall(5)(7)                   11,115                                1.52%
Gerald J. Weniger(6)                   3,789                               -----

All Officers and Directors as a
 Group   (11 persons in total)        72,346                                9.88%
-------------------------------

(1) The securities "beneficially owned" by an individual are determined in accordance with the definitions of "beneficial ownership" set forth in the General Rules and Regulations of the Securities and Exchange Commission ("SEC") and may include securities owned by or for the individual's spouse and minor children and any other relative who has the same home, as well as securities to which the individual has or shares voting or investment power or has the right to acquire beneficial ownership within 60 days after March 15, 1999. Beneficial ownership may be disclaimed as to certain of the securities.
(2)   Information furnished by the directors and the Company.
(3)   Less than one percent (1%) unless otherwise indicated.
(4) A Class A Director whose term expires in 1999 and a nominee for Class A Director whose term expires in 2002.
(5)   A Class B Director whose term expires in 2000.
(6)   A Class C Director whose term expires in 2001.
(7)   All shares are held jointly with his spouse.
(8) Includes 29,347 shares held individually by Mr. Skier and 253 shares held by Mr. Skier as custodian for his two children.
(9) Includes 1,588 shares held individually by Mr. Kiesendahl, 2,383 shares held by his stepson who resides with Mr. Kiesendahl and 6,961 shares held by Woodloch Pines, Inc., of which Mr. Kiesendahl is the President.
(10) Includes 1,415 shares held jointly by Mr. Murray with his spouse and 12 shares held by his son who resides with Mr. Murray.

Section 16(a) Beneficial Ownership Reporting Compliance

          Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's officers and directors, and persons who own more than ten percent of a registered class of the Company's equity securities (in this case the Company's common stock), to file reports of ownership and changes in ownership with the Securities and Exchange Commission, (the "SEC"). SEC regulation require officers, directors and greater than ten-percent shareholders to furnish the Company with copies of all Section 16(a) forms that they file.

          Based solely on its review of the copies of such forms received by it, or on written representations from certain reporting persons that no Forms 5 were required for those persons, the Company believes that during the period January 1, 1998 through December 31, 1998 all filing requirements applicable to its officers, directors and greater than ten-percent shareholders were complied with, except as follows: Mr. Henry M. Skier, a director of the Company, did not file a Form 4 in a timely manner. On July 26, 1996, Mr. Skier purchased 660 additional shares of the Company's common stock for his retirement account. The Form 4 was filed on February 8, 1999, in conjunction with the filing of Mr. Skier's Form 5.

                              ELECTION OF DIRECTORS

          The Company has a classified Board of Directors with staggered three-year terms of office. In a classified board, the directors are generally divided into separate classes of equal number with the terms of the separate classes expiring in successive years. The Company's Board is divided into three classes. Thus, at the 1999 Annual Meeting of Shareholders, successors to the current Class A directors whose terms expire in 1999 shall be elected to hold office for a term of three years.

          In addition, there is no cumulative voting for the election of directors. Accordingly, each share of common stock entitles its holder to cast only one vote for each nominee. For example, if a shareholder owns 100 shares of common stock, he or she may cast up to 100 votes for each of the nominees for director in the class to be elected. Only the affirmative vote of at least a majority of the shares of common stock represented at the Annual Meeting can elect a nominee to the office of director.

          The Board of Directors of the Company has nominated the current Class A directors to serve as Class A directors for the next three-year term of office. The nominees for re-election this year are as follows:

           -    Joseph J. Murray, director of the Company since 1992;
           -    Thomas A. Peifer, director of the Company since 1992; and
           -    Robert E. Genirs, director of the Company since 1998.

Each nominee has consented to serve a three year term of office and until his successor is elected and qualified.

          Unless otherwise instructed, the proxy holders will vote the Proxies received by them for the election of the three nominees for Class A director named above. If any nominee should become unavailable for any reason, the proxy holders will vote the proxies in favor of a substitute nominee as the Board of Directors of the Company shall determine. The Board of Directors has no reason to believe the nominees named will be unable to serve if elected. A majority of directors of the Company may fill any vacancy occurring on the Board of Directors of the Company for any reason until the expiration of the term of vacancy. Also, pursuant to Section 10.2 of the Company's By-Laws, the Board of Directors may from time to time fix the number of directors and their classifications, except that the total number of directors may not be less than three.

                  INFORMATION AS TO NOMINEES AND DIRECTORS


          The following table contains certain information with respect to the current Class A directors who are also the nominees for Class A director and the current Class B and Class C directors. The terms of office for class A, B and C directors expire in 1999, 2000 and 2001, respectively.

                                            Principal Occupation
                                            for Past Five Years
                        Age as of           and Position Held with                Director Since
Name                    March 15, 1999      Company and Bank                      Company/Bank
----                    --------------      ----------------                      ------------

Nominees For Class A Directors Whose Term Will Expire
In 2002 And Current Class A Directors Whose Term Expires In 1999
----------------------------------------------------------------

Joseph J. Murray           59               President and Chief Executive         1992/1991
                                            Officer of the Company and
                                            the Bank

Thomas A. Peifer           56               Superintendent of the                 1992/1987
                                            Wallenpaupack Area
                                            School District

Robert E. Genirs(1)         63               Retired 1998; prior                   1998/ -
                                            Chief Administrative Officer -
                                            Lehman Brothers

Class B Directors Whose Term Expires In 2000
--------------------------------------------

John S. Kiesendahl         52               President - Woodloch                  1992/1985
                                            Pines, Inc. (resort)

Barbara J. Genzlinger(1)    47               Owner - Settlers Inn                  1998/ -
                                            (bed & breakfast)

John F. Spall(1)            52               Attorney-at-law                       1999/ -

Class C Directors Whose Term Expires In 2001
--------------------------------------------

William E. Schwarz         56               Chairman of the Board of              1992/1971
                                            the Company and the Bank
                                            President - Edw. J. Schwarz, Inc
                                            (automobile dealership)

Henry M. Skier             58               President and Treasurer -             1992/1982
                                            A. M. Skier Agency, Inc.
                                            (independent insurance agency)

Gerald J. Weinger          68               Secretary of the Company              1992/1986
                                            Assistant Secretary of the Bank
                                            Retired - 1998; prior
                                            President - Weniger Electronics,
                                            Inc. (retail electronic
                                            appliances and equipment)

(1) New directors appointed to fill vacancies in the Board which were created by increasing the number of Class A and Class B directors to three each and by the vacancy created by the death of Mr. David Boyd in 1997.

      The members of the Board of Directors of the Company also serve as members of the Board of Directors of the Bank. During 1998, the Board of Directors of the Company held seven meetings. Directors received no additional remuneration for attendance at meetings of the Board of Directors of the Company. The Board of Directors of the Bank held 28 meetings.

      Each of the Directors, with the exception of Mr. Skier, attended at least 75% of the total number of meetings of the Company's Board of Directors. Each of the directors, with the exception of Mr. Genirs, attended at least 75% of the total number of meetings of the Bank's Board of Directors.

          At present, the Board of Directors of the Company has no standing committees. Neither the Company nor the Bank has a nominating committee. A shareholder who desires to nominate an individual for director should submit a proposal in writing to the Secretary of the Company in accordance with Section
10.1 of the Company's By-laws not less than 60 days prior to the date of any meeting of shareholders called for the election of directors and must provide the specific information listed in Section 10.1 of the By-Laws.

                 INFORMATION AS TO COMPENSATION OF EXECUTIVES AND DIRECTORS

Executive Compensation

          The following table sets forth the total compensation for services in all capacities paid by the Company and the Bank during 1998, 1997, and 1996 to the Company's and the Bank's President and Chief Executive Officer. No other officer of the Company or the Bank had total annual salary and bonus that exceeded $100,000 during 1998, 1997 or 1996.

                        SUMMARY COMPENSATION TABLE (1)
                                      Annual Compensation
                              ------------------------------------------------
                                                     Other Annual|  All Other
Name and               Fiscal                        Compensation|Compensation
Principal Position      Year   Salary($)   Bonus($)       ($)    |     ($)
------------------------------------------------------------------------------
                                                                 |
Joseph J. Murray,       1998    130,179     8,650       6,210(2) |  48,993(3)
President and Chief     1997    132,592     8,000       7,351(2) |  37,781(4)
Executive Officer of    1996    100,511    10,047       6,398(2) |  34,877(5)
the Company and Bank                                             |
==============================================================================

(1) From January 1, 1996 through December 31, 1998, the Company did not pay any long-term compensation in the form of stock options, stock appreciation rights, restricted stock or any other long-term compensation, nor did it make any long-term incentive plan payments. Accordingly, no such information is presented in the Summary Compensation Table.
(2)   Incremental costs for an automobile made available to Mr. Murray.
(3) Includes $40,377 vested benefit in salary continuation plan, a $7,688 contribution to Mr. Murray's 401(k) profit sharing plan and $928 representing various medical, disability and life insurance premiums.
(4) Includes $26,405 vested benefit in salary continuation plan, a $9,324 contribution to Mr. Murray's 401(k) profit-sharing plan and $2,052 representing various medical, disability and life insurance premiums
(5) Includes $24,260 vested benefit in a salary continuation plan, a $7,962 contribution to Mr. Murray's 401(k) profit-sharing plan and $2,655 representing various medical, disability and life insurance premiums.

Salary Continuation Plan for Executive Officers

          Joseph J. Murray has served as the Company's and the Bank's President and Chief Executive Officer since 1993 and Executive Vice President and Chief Executive Officer of the Bank since 1986. Maureen H. Beilman has served as the Company's and the Bank's Treasurer since 1993, the Bank's Secretary since 1997, the Company's Assistant Secretary since 1997 and as Controller of the Bank since 1988 and as of 1999 as the Chief Financial
Officer of the Company and the Bank.   Gary C. Beilman has served as Vice
President of the Company since 1993 and as Vice President of the Bank since 1989 and as of 1999 as the Senior Vice President of the Company and the Bank. As a result of these officers' active involvement and experience in the affairs of the Bank, the Bank has depended upon, and continues to depend upon, their continued employment. The Bank does not maintain employment contracts or key man insurance, other than in connection with the salary continuation plans below, with respect to Messrs. Murray and Beilman and Ms. Beilman. However, in 1995, the Bank entered into agreements to establish a non-qualified salary continuation plan (the "Salary Continuation Plan") for these officers. If an officer continues to serve as an officer of the Bank until he or she attains age 65, the Bank agrees to pay that officer 120 guaranteed consecutive monthly payments commencing on the first day of the month following the officer's 65th birthday. If the officer attains 65 years of age, but dies before receiving all of the guaranteed monthly payments or dies before age 65 while serving as an officer, then the Bank will make the remaining payments to that officer's designated beneficiary or to the representative of his or her estate. The Bank has obtained life insurance (designating the Bank as beneficiary) on the life of each participating officer in an amount which is intended to cover the Bank's obligations under the Salary Continuation Plan, based upon certain actuarial assumptions. In 1998, the Bank accrued $44,877 as an expense for the Salary Continuation Plan. Income realized from increases in the cash surrender values of the life insurance policies in 1998 was $55,579.

Report of the Board of Directors on Executive Compensation

          The Board of Directors of Dimeco, Inc. is responsible for the governance of the Company and its subsidiary, The Dime Bank. In fulfilling its fiduciary duties, the Board of Directors acts in the best interests of the Company's shareholders, customers and the communities served by the Company and the Bank. To accomplish the strategic goals and objectives of the Company, the Board of Directors engages competent persons who undertake to accomplish these objectives with integrity in a cost-effective manner. The compensation of these individuals is part of the Board of Directors' fulfillment of its duties to accomplish the Company's strategic mission. The Bank provides compensation to the employees of the Company and the Bank.

          The fundamental philosophy of the Company's and the Bank's compensation program is to offer competitive compensation opportunities for all employees based on the individual's contribution and personal performance. The Board of Directors in its entirety acts as the Compensation Committee. The objectives of the Board of Directors in administering this duty are to establish a fair compensation policy to govern executive officers' base salaries and to develop incentive plans to attract and motivate competent, dedicated and ambitious managers whose efforts will enhance the products and services of the Company, the results of which will be improved profitability, increased dividends to our shareholders and subsequent appreciation in market value of our shares.

          The Board of Directors annually reviews and approves the compensation of the Company's and Bank's top executive officers. The top executives whose compensation is determined by the Board include the president and chief executive officer, the chief financial officer and treasurer, the senior vice president and all other vice presidents. As a guideline for review in determining base salaries, the Board uses compensation information from the L.R. Webber Associates, Inc. Survey Report, which includes peer group banks in Pennsylvania with assets of $100,000,000 to $199,999,000.

President and Chief Executive Officer Compensation

          The Board of Directors, with the exception of Mr. Murray, determines the annual salary and bonus for the President and CEO. They have determined that the CEO's 1998 compensation of $130,179 is appropriate in light of the following Company performance accomplishments over the past five years: (1) a ninety-seven percent (97%) increase in net income; (2) an eleven percent (11%) increase in return on equity; and (3) a fifty-nine percent (59%) increase in assets. In addition, the Company, through its Bank subsidiary, has introduced a number of new products over this time frame and expanded the operations of the Company. There is, however, no direct correlation between the CEO's compensation, the CEO's increase in compensation and any of the above criteria, nor is there any weight given by the Board to any of the above specific individual criteria. Such increase in the CEO's compensation is based on the Board's subjective determination after review of all information, including the above, that it deems relevant.

Executive Officers

          The Board of Directors establishes the compensation of the Company's and the Bank's executive officers. The members determined compensation increases based on its subjective analysis of each individual's contribution to the Company's strategic goals and objectives. In determining whether strategic goals have been achieved, the Board of Directors considers among numerous factors, the following; the Company's performance as measured by earnings, revenues, return on assets, return on equity, market share, total assets and non-performing loans. Although performance and increases in compensation were measured in light of these factors, there is no direct correlation between any such criteria in the Board of Director's analysis.
The determination by the Board is subjective after review of all information, including the above, it deems relevant.

          Total compensation opportunities available to the employees of the Bank are influenced by general labor market conditions, the specific responsibilities of the individual and the individual's contributions to the Company's success. Individuals are reviewed annually on a calendar year basis. The Bank strives to offer compensation that is competitive with that offered by employers of comparable size in our industry. Through these compensation policies, the Company strives to meet its strategic goals and objectives to its constituencies and provide compensation that is fair and meaningful to its employees.

                                  Submitted By The Board of Directors Acting as the Executive Compensation Committee:

                                  Joseph J. Murray       John S. Kiesendahl
                                  William E. Schwarz     Thomas A. Peifer
                                  Gerald J. Weniger      Henry M. Skier
                                  Robert E. Genirs       Barbara J. Genzlinger

Board of Directors Interlocks and Insider Participation in Compensation
Decisions

          Joseph J. Murray, President and Chief Executive Officer of the Company and the Bank is a member of the Board of Directors. Mr. Murray makes recommendations to the Board of Directors regarding compensation for all employees. The recommendations are submitted to the entire Board of Directors to be voted upon to establish compensation policies. Mr. Murray does not participate in the discussions and decision relating to his base salary and cash bonus.

Directors' Compensation

          Each outside director of the Bank, with the exception of Mr. Genirs and Ms. Genzlinger, received $11,000 for his services as a director in 1998. Mr. Genirs and Ms. Genzlinger, who each received $7,597, were appointed to serve on the Board of Directors in April 1998 and their compensation was prorated accordingly. In 1998, the directors of the Bank received $70,194, in the aggregate, for attendance at Board meetings. Directors received no remuneration for attendance at meetings of the Board of Directors of the Company. Mr. Murray is a salaried employee of the Bank and therefore receives no additional income for his duties as a member of the Board of Directors.

Director Deferred Compensation Plans

          The Bank has entered into agreements with two directors to establish non-qualified deferred compensation plans, the Director Deferred Compensation Plans. Although Messrs. Skier and Kiesendahl are the only directors who have entered into these agreements as of this date, the Bank has offered these plans to all directors and may enter into substantially similar plans with its remaining directors. Mr. Skier is deferring substantially all of his directors' fees described above. These fees are paid to a split dollar insurance plan, which neither the Company nor the Bank pay any additional amounts. The plan is equal to a sum of money measured by the collateral assignment portion of the insurance plan between the director and the Bank accruing during the term of his appointment in connection with the director's agreement with the Bank. If the directors's appointment is terminated due to his death or disability while still named as a director of the Bank, the Bank shall make the payment at the termination of service, if disabled, or to his beneficiary, if deceased.

          The plan for Mr. Kiesendahl is recorded by the Bank in a deferred compensation account for his benefit. He is entitled to receive all amounts credited to the account as of the date of termination of service. If termination is due to his death, his beneficiary will be entitled to receive all amounts credited to the account as of the date of his death, either in installments or as a lump sum, at the Bank's discretion. Mr. Kiesendahl chose not to defer any portion of his director's fees during 1998.

              CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

          In the opinion of the management of Dimeco, Inc and The Dime Bank, there have been no material transactions since January 1, 1998, nor are any such transactions currently proposed, to which the Company or the Bank was or is to be a party and in which any director or executive officer of the Company, or any beneficial owner of more than 5% of the common stock of the Company or his associate, had or will have a material interest. The Company and the Bank have engaged in and intend to continue to engage in banking and financial transactions in the ordinary course of business with directors and executive officers of the Company and their associates on comparable terms and with similar interest rates and collateral as those prevailing from time to time for other non-affiliated customers of the Company and the Bank. Total loans outstanding from the Company and the Bank, at December 31, 1998, to the Company's officers and directors as a group and members of their immediate families and companies in which they had an ownership interest of 10% or more was $3,263,850 or 20.2% of the Bank's total equity capital accounts. The largest amount of indebtedness outstanding at any time during fiscal year 1998 to the above identified group was $3,564,423, which was 23.2% of the Bank's total equity capital accounts. Such loans do not involve more than the normal risk of collectibility nor do they present other unfavorable features.

                    EXECUTIVE OFFICERS OF THE COMPANY

          The following table presents selected information about the executive officers of the Company, each of whom is selected annually by the Board of Directors and each of whom holds office at the discretion of the Board of Directors. All reported shares have been rounded to the nearest whole share.

                                                                 Bank         Number of          Age as of
                                                     Held      Employee     Company Shares        March 15,
Name                 Office/Position with Company   Since       Since     Beneficially Owned (6)    1999
----                 ----------------------------   -----      --------   ---------------------  ---------
William E. Schwarz   Chairman                        1993           (1)         5,550 (3)            56

Joseph J. Murray     President and CEO               1993       1986(2)         1,427 (3)            59

Gerald J. Weniger    Secretary                       1993           (1)         3,789 (3)            68

Maureen H. Beilman   CFO,Treasurer and               1993       1988(2)           863 (4)            43
                     Asst.Secretary

Gary C. Beilman      Sr.Vice President               1994       1989(2)           878 (5)            44
-----------------------------------------------

(1) Messrs. Schwarz and Weniger have never been employees of the Bank. Refer to "Information as to Nominees and Directors" above.
(2) Messrs. Murray and Beilman and Ms. Beilman are full-time employees of the Bank. Mr. Beilman is Ms. Beilman's brother-in-law.
(3) Details regarding the beneficial ownership of this individual may be found in footnotes to "Beneficial Ownership of Officers and Directors and Nominees" above.
(4) Includes 749 shares held jointly with spouse and 114 shares held by Mrs. Beilman as custodian for her two children.
(5)   All shares held jointly with his spouse.
(6) The securities "beneficially owned" by an individual are determined in accordance with the definitions of "beneficial ownership" set forth in the General Rules and Regulations of the Securities and Exchange Commission ("SEC") and may include securities owned by or for the individual's spouse and minor children and any other relative who has the same home, as well as securities to which the individual has or shares voting or investment power or has the right to acquire beneficial ownership within 60 days after March 15, 1999. Beneficial ownership may be disclaimed as to certain of the securities.

                       EXECUTIVE OFFICERS OF THE BANK

          The following table sets forth selected information about the principal officers of the Bank, each of whom is selected by the Board of Directors of the Bank and each of whom holds office at the discretion of the Board of Directors of the Bank. All shares reported have been rounded to the nearest share.

                                                                Bank           Number of         Age as of
                                                     Held      Employee     Company Shares        March 15,
Name                 Office/Position with Bank      Since       Since     Beneficially Owned(3)     1999
----                 -------------------------      -----      --------   ---------------------  ---------
William E. Schwarz     Chairman                     1986         (1)             5,550 (3)           56

Joseph J. Murray       President and CEO            1993        1986            1,427 (3)           59

Gerald J. Weniger      Assistant Secretary          1991         (1)             3,789 (3)           68

Gary C. Beilman(2)     Sr. Vice President           1989        1999              878 (4)           44

Maureen H. Beilman(2)  Chief Financial Officer,     1988        1999              863 (5)           43
                       Secretary and Treasurer

L. Jill George         Vice President               1999        1983              304 (4)           37

Jeffrey H. Ketcham     Vice President               1998        1998                   -            56
----------------------------------------------------

(1) Messrs. Schwarz and Weniger have never been employees of the Bank. Refer to "Information as to Nominees and Directors" above.
(2)   Mr. Beilman is Ms. Beilman's brother-in-law.
(3) Details regarding the beneficial ownership of this individual may be found in footnotes to "Beneficial Ownership of Officers and Directors and Nominees" above.
(4)   All shares held jointly with his/her spouse.
(5) Includes 749 shares held jointly with spouse and 114 shares held by Mrs. Beilman as custodian for her two children.
(6) The securities "beneficially owned" by an individual are determined in accordance with the definitions of "beneficial ownership" set forth in the General Rules and Regulations of the Securities and Exchange Commission ("SEC") and may include securities owned by or for the individual's spouse and minor children and any other relative who has the same home, as well as securities to which the individual has or shares voting or investment power or has the right to acquire beneficial ownership within 60 days after March 15, 1999. Beneficial ownership may be disclaimed as to certain of the securities.

                  RATIFICATION OF INDEPENDENT PUBLIC ACCOUNTANTS

          Unless instructed to the contrary, the proxy holders will cast all votes represented by proxies for the ratification of the selection of S. R. Snodgrass, A.C., Certified Public Accountants, of Wexford, Pennsylvania ("Snodgrass"), as the Company's independent public accountants for its fiscal year ending December 31, 1999. The Company has been advised by Snodgrass that none of its members has any financial interest in the Company. Ratification of Snodgrass will require an affirmative vote of a majority of the votes cast by all shareholders in person or in proxy, entitled to vote at the Annual Meeting. Snodgrass served as the Company's independent public accountants for the Company's 1998 fiscal year.

          In addition to performing customary audit services, Snodgrass assisted the Company with the preparation of its federal and state tax returns, provided consulting services and provided assistance in connection with regulatory matters, charging the Company for such services at its customary hourly billing rates. The Company's and the Bank's Board of Directors approved these non-audit services, after due consideration of the effect of the performance of such services on the independence of the accountants and after the conclusion by the Company's and the Bank's Board of Directors that there was no effect on the independence of the accountants.
The Bank's Board of Directors also hired Snodgrass to perform internal audit services for 1998 and has hired Snodgrass to perform the same services in 1999. The Board of Directors has reviewed the issue of the effect of such internal audit services on the independence of Snodgrass in the performance of its external audit services. They believe that this arrangement will not compromise the independence of Snodgrass in their role as external auditor.

          In the event that the shareholders do not ratify the selection of Snodgrass as the Company's independent public accountants for the 1999 fiscal year, the Board of Directors may choose another accounting firm to provide independent public accountant audit services for the 1999 fiscal year. The Board of Directors recommends that the shareholders vote FOR the ratification of the selection of Snodgrass as the auditors for the Company for the year ending December 31, 1999. As stated below, under "Annual Report", a representative of Snodgrass will attend the Annual Meeting and be available to respond to questions.

          It is understood that even if the selection of Snodgrass is ratified, the Board of Directors, at its discretion, may direct the appointment of a new independent auditing firm at any time during the year if the Board of Directors determines that such a change would be in the best interest of the Company and its shareholders.


                              LEGAL PROCEEDINGS

General

          In the opinion of the management of the Company, there are no proceedings pending to which the Company or the Bank is a party or to which its property is subject, which, if determined adversely to the Company and/or the Bank, would have a material effect on the Company's and the Bank's undivided profits or financial condition. There are no proceedings pending other than ordinary routine litigation incident to the business of the Company and the Bank. In addition, to management's knowledge, no government authorities have initiated, threatened to initiate, or contemplated any material proceedings against the Company or the Bank.

                                  ANNUAL REPORT


          A copy of the Company's Annual Report for its fiscal year ended December 31, 1998, is being mailed with this Proxy Statement. A representative of Snodgrass, the accounting firm which examined the financial statements in the Annual Report, will attend the Annual Meeting. This representative of Snodgrass will have the opportunity to make a statement, if he or she desires to do so, and will be available to respond to any appropriate questions presented by shareholders at the Annual Meeting. Additional copies of the Annual Report may be obtained by contacting Maureen
H. Beilman, Treasurer, Dimeco, Inc. 820 Church Street, Honesdale, Pennsylvania 18431, telephone (570) 253-1970.


                             SHAREHOLDER PROPOSALS


          Any shareholder, who in accordance with and subject to the provisions of the proxy rules of the SEC, wishes to submit a proposal for inclusion in the Company's Proxy Statement for its 2000 Annual Meeting of Shareholders must deliver such proposal in writing to the Secretary of Dimeco, Inc. at the principal executive offices of the Company at The Dime Bank, 820 Church Street, Honesdale, Pennsylvania 18431, not later than Thursday, December 2, 1999. In addition, if the Company does not receive notice of shareholder proposals by February 16, 2000, the proxy holders may vote on these proposals at their discretion.


                                OTHER MATTERS


          The Board of Directors does not know of any matters to be presented for consideration other than the matters described in the Notice of Annual Meeting of Shareholders, but if any matters are properly presented, the persons named in the accompanying proxy intend to vote on such matters in accordance with their best judgment.


                           ADDITIONAL INFORMATION


          Any shareholder may obtain a copy of the Company's report on Form 10-KSB for its fiscal year ended December 31, 1998, including the financial statements and the schedules thereto, required to be filed with the SEC, without charge, by submitting a written request to Maureen H. Beilman, Treasurer, Dimeco, Inc., 820 Church Street, Honesdale, Pennsylvania 18431, telephone: (570) 253-1970.

          In addition, any shareholder may obtain a copy of the Annual Disclosure Statement of The Dime Bank, without charge, from Maureen H. Beilman, Treasurer.
                                       13